Exhibit 4.6

REACHLOCAL, INC.

4.00% Convertible Second Lien Subordinated Note

THE OFFER AND SALE OF THIS NOTE AND THE SHARES OF COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)

REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT; AND

(2)	AGREES FOR THE BENEFIT OF THE COMPANY THAT IT WILL NOT OFFER, SELL OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT ONLY:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT;

(C)	TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT;

(D)	PURSUANT TO RULE 144 UNDER THE SECURITIES ACT; OR

(E)	PURSUANT TO ANY OTHER EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

BEFORE THE REGISTRATION OF ANY SALE OR TRANSFER IN ACCORDANCE WITH (2)(C), (D) OR (E) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS IT MAY REASONABLY REQUIRE IN ORDER TO DETERMINE THAT THE PROPOSED SALE OR TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

THE COMPANY IS A PARTY TO A SUBORDINATION AGREEMENT WITH HERCULES TECHNOLOGY GROWTH CAPITAL, INC., AND (I) ENFORCEMENT OF THE SECURITY AGREEMENT DATED DECEMBER 17, 2015 BY AND AMONG THE COMPANY AND EACH HOLDER FROM TIME TO TIME PARTY THERETO; AND (II) PAYMENT OF THE NOTES IS SUBJECT TO SUCH SUBORDINATION AGREEMENT.

REACHLOCAL, INC.

4.00% Convertible Second Lien Subordinated Note

Certificate No. A-[_]

ReachLocal, Inc., a Delaware corporation, for value received, promises to pay to [purchaser’s legal name], or its registered assigns, the principal sum of [__] dollars ($[__]), together with interest thereon, as provided in this Note, until the principal and all accrued and unpaid interest are paid or duly provided for.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, ReachLocal, Inc. has caused this instrument to be duly executed as of the date set forth below.

ReachLocal, Inc.

Date: December ___, 2015	By:
Name:
Title:

[Signature Page to Convertible Second Lien Subordinated Note, Certificate No. A-[_]]

REACHLOCAL, INC.

4.00% Convertible Second Lien Subordinated Note

This Note is one of a duly authorized issue of notes of ReachLocal, Inc., a Delaware corporation (the “Company”), designated as its 4.00% Convertible Second Lien Subordinated Notes (collectively, the “Notes”).

Section 1.01.     Definitions.

“Additional Interest” has the meaning set forth in Section 1.10(A).

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Combination Event” has the meaning set forth in Section 1.11.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Close of Business” means 5:00 p.m., New York City time.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, $0.00001 par value per share, of the Company, subject to Section 1.06(G).

“Common Stock Change Event” has the meaning set forth in Section 1.06(G).

“Conversion Consideration” has the meaning set forth in Section 1.06(C)(i).

“Conversion Date” means, with respect to a Note, the first Business Day on which the requirements set forth in Section 1.06(B) to convert such Note are satisfied.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 200.0000 shares of Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment pursuant to Section 1.06. Whenever this Note refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Event of Default” has the meaning set forth in Section 1.12(A).

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 1.06(E)(i)(5).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 1.06(E)(i)(5).

“Hercules Loan and Security Agreement” means that certain Loan and Security Agreement, dated as of April 30, 2015, among the Company, certain subsidiaries of the Company party thereto, Hercules Technology Growth Capital, Inc., and the lenders party thereto from time to time., as the same may be amended from time to time.

“Holder” means a person in whose name a Note is registered on the books of the Company.

“Last Original Issue Date” means, with respect to any Note, and any Notes issued in exchange therefor or in substitution thereof, the date such Note was originally issued.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firms selected by the Company.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Maturity Date” means April 15, 2018.

“Open of Business” means 9:00 a.m., New York City time.

“Payment Date” has the meaning set forth in Section 1.04.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Reference Property” has the meaning set forth in Section 1.06(G).

“Reference Property Unit” has the meaning set forth in Section 1.06(G).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated December 17, 2015, by and among the Company and each Holder from time to time party thereto, relating to the Notes.

“Significant Subsidiary” means any Subsidiary of the Company that constitutes, or any group of Subsidiaries of the Company that, in the aggregate, would constitute, a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of the Company.

“Spin-Off” has the meaning set forth in Section 1.06(E)(i)(3)(ii).

“Subordination Agreement” has the meaning set forth in Section 1.08.

“Successor Person” has the meaning set forth in Section 1.06(G).

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 1.06(E)(i)(5).

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

Section 1.02.     Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section 1.03.     Denominations; Transfers and Exchanges.

All Notes will be in registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000 in excess thereof. The Holder of this Note may transfer or exchange this Note by presenting it to the Company; provided, however, that the Company may refuse to effect any transfer of this Note until the Holder thereof provides the Company with such certificates or other documentation or evidence as the Company may reasonably require to determine that such transfer complies with the Securities Act and other applicable securities laws.

The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of any Note if the Holder thereof requests that such Note or any share of Common Stock issuable upon conversion of such Note, as applicable, be issued in a name other than such Holder’s name.

Section 1.04.     Payments of Principal and Interest.

The principal of and interest (other than Additional Interest that may accrue pursuant to Section 1.10) on this Note will be payable in equal payments on each of April 15, 2017, July 15, 2017, October 15, 2017, January 15, 2018 and April 15, 2018 (each, a “Payment Date”) such that the present value of all such payments, as of the original issuance date of this Note, is equal to the original principal amount of this Note, calculated using an discount rate of 4.00% per annum, compounded quarterly. As soon as reasonably practicable at or after the time this Note is issued, the Company and the Holder of this Note will attach to this Note a schedule setting forth the payments due on each Payment Date and the principal amount of this Note outstanding immediately after such Payment Date. If this Note is exchanged for a new Note of a different principal amount, or if this Note is partially converted and a new Note is issued representing the unconverted portion, then the schedule attached to such new Note will be updated to reflect the revised payments due on, and principal amounts of such new Note outstanding immediately after, each subsequent Payment Date. For the avoidance of doubt, payments due on each Payment Date will be subject to the Subordination Agreement.

Section 1.05.     Method of Payment; When Payment Date is Not a Business Day.

(A)     Method of Payment. The Company will pay all cash amounts due under this Note by check mailed to the address of the Holder of this Note entitled to such payment as set forth in the books of the Company (or, if such Holder provides the Company, at least fifteen (15) days before such amount is due, with written notice of an account of such Holder within the United States, by wire transfer of immediately available funds to such account).

(B)     Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Notes, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

Section 1.06.     Conversion.

(A)     Right to Convert.

(i)     Generally. Subject to the provisions of this Section 1.06, each Holder may, at its option, convert such Holder’s Notes into Conversion Consideration at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date.

(ii)     Conversions in Part. Subject to the terms of the Notes, the Notes may be converted in part. Provisions of this Section 1.06 applying to the conversion of a Note in whole will equally apply to conversions of a permitted portion of a Note.

(B)     Conversion Procedures.

(i)     Generally. To convert all or a portion of a Note, the Holder of such Note must (1) complete, manually sign and deliver to the Company the conversion notice attached to such Note or a facsimile of such conversion notice (at which time such conversion will become irrevocable); (2) deliver such Note to the Company; (3) furnish any endorsements and transfer documents that the Company may require; and (4) pay any amounts due pursuant to Section 1.06(B)(iv).

(ii)     Effect of Converting a Note. At the Close of Business on the Conversion Date for a Note (or any portion thereof), such Note (or such portion thereof) will be deemed to cease to be outstanding (and, for the avoidance of doubt, no Person will be deemed to be a Holder of such Note (or such portion thereof) as of the Close of Business on such Conversion Date).

(iii)     Holder of Record of Conversion Shares. The person in whose name any share of Common Stock is issuable upon conversion of any Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(iv)     Taxes and Duties. If a Holder converts a Note, the Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon such conversion; provided, however, that if any tax or duty is due because such Holder requested such shares to be issued in a name other than that of such Holder, then such Holder will pay such tax or duty and, until having received a sum sufficient to pay such tax or duty, the Company may refuse to deliver any such shares to be issued in a name other than that of such Holder.

(C)     Settlement upon Conversion.

(i)     Generally. The consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of a Note to be converted will be a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion; provided, however, that the Company will not be obligated to issue any fractional share and will, in lieu thereof, deliver a cash amount based on the Last Reported Sale Price per share of Common Stock on the relevant Conversion Date.

(ii)     Delivery of the Conversion Consideration. Except as set forth in Section Section 1.06(E), the Company will pay or deliver, as applicable, the Conversion Consideration due upon the conversion of any Note to the Holder on or before the third (3rd) Business Day immediately after the Conversion Date for such conversion.

(iii)     Deemed Payment of Principal and Interest; Settlement of Accrued Interest Notwithstanding Conversion. If a Holder converts a Note, then the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on such Note, and the Company’s delivery of the Conversion Consideration due in respect of such conversion will be deemed to fully satisfy and discharge the Company’s obligation to pay the principal of, and accrued and unpaid interest, if any, on, such Note to, but excluding the Conversion Date. As a result, any accrued and unpaid interest on a converted Note will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

(D)     Reserve and Status of Common Stock Issued upon Conversion.

(i)     Stock Reserve. At all times when any Notes are outstanding, the Company will reserve, out of its authorized but unissued and unreserved shares of Common Stock, a number of shares of Common Stock sufficient to permit the conversion of all then-outstanding Notes.

(ii)     Status of Conversion Shares; Listing. Each share of Common Stock delivered upon conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder of such Note or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued upon conversion of a Note, when delivered upon such conversion, to be admitted for listing on such exchange or quotation on such system.

(E)     Adjustments to the Conversion Rate.

(i)     Events Requiring an Adjustment to the Conversion Rate. The Company will adjust the Conversion Rate from time to time as follows:

(1)     Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 1.06(G) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0     =     the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1     =     the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;

OS0     =     the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable; and

OS1     =     the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

For the avoidance of doubt, as provided in the definition of CR0 above, such adjustment to the Conversion Rate will become effective immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable. If any dividend, distribution, stock split or stock combination of the type described in this Section 1.06(E)(i)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)     Rights, Options and Warrants. If the Company issues, to all or substantially all holders of Common Stock, rights, options or warrants entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such issuance, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such issuance is announced, then the Conversion Rate will be increased based on the following formula:

where:

CR0     =     the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such issuance;

CR1     =     the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS0     =     the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;

X     =     the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y     =     a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such issuance is announced.

For the avoidance of doubt, as provided in the definition of CR0 above, such adjustment to the Conversion Rate will become effective immediately after the Open of Business on such Ex-Dividend Date. Adjustments to the Conversion Rate pursuant to this Section 1.06(E)(i)(2) will be made successively whenever any such rights, options or warrants are issued. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate for such issuance been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so issued, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the Ex-Dividend Date for the issuance of such rights, options or warrants not occurred.

For purposes of this Section 1.06(E)(i)(2), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the issuance of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors.

(3)     Spin-Offs and Other Distributed Property.

(i)     Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(v)     dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 1.06(E)(iii)) pursuant to Section 1.06(E)(i)(1) or Section 1.06(E)(i)(2);

(w)     dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 1.06(E)(iii)) pursuant to Section 1.06(E)(i)(4);

(x)     rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 1.06(E)(vi);

(y)     Spin-Offs for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 1.06(E)(iii)) pursuant to Section 1.06(E)(i)(3)(ii); and

(z)     a distribution solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 1.06(G) will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0     =     the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;

CR1     =     the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0     =     the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV     =     the fair market value (as determined by the Board of Directors), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP0, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such distribution, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date.

For the avoidance of doubt, as provided in the definition of CR0 above, such adjustment to the Conversion Rate will become effective immediately after the Open of Business on such Ex-Dividend Date. To the extent such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all.

(ii)     Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (excluding a distribution solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 1.06(G) apply), and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Rate will be increased based on the following formula:

where:

CR0     =     the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1     =     the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV0     =     the average of the Last Reported Sale Prices of the Capital Stock or equity interests distributed per share of Common Stock in such Spin Off over the ten (10) consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price and Trading Day were instead references to the number of units of such Capital Stock or equity interests); and

MP0     =     the average of the Last Reported Sale Prices per share of Common Stock over the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 1.06(E)(i)(3)(ii) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in the Notes, the Company will, if necessary, delay the settlement of such conversion until the third (3rd) Business Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 1.06(E)(i)(3)(ii) is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(4)     Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Rate will be increased based on the following formula:

where:

CR0     =     the Conversion Rate in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1     =     the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0     =     the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D     =     the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP0, then, in lieu of the foregoing adjustment to the Conversion Rate, each Holder will receive, for each $1,000 principal amount of Notes held by such Holder on the record date for such dividend or distribution, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the Conversion Rate in effect on such record date. For the avoidance of doubt, as provided in the definition of CR0 above, such adjustment to the Conversion Rate will become effective immediately after the Open of Business on such Ex-Dividend Date. To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)     Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock, and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0     =     the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1     =     the Conversion Rate in effect immediately after the Expiration Time;

AC     =     the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;

OS0     =     the number of shares of Common Stock outstanding immediately before the Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1     =     the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1     =     the average of the Last Reported Sale Prices per of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date.

The adjustment to the Conversion Rate pursuant to this Section 1.06(E)(i)(5) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in the Notes, the Company will, if necessary, delay the settlement of such conversion until the third (3rd) Business Day after the last day of the Tender/Exchange Offer Valuation Period.

(ii)     No Adjustments in Certain Cases.

(1)     Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 1.06(E)(i), the Company will not be obligated to adjust the Conversion Rate on account of a transaction or other event otherwise requiring an adjustment pursuant to Section 1.06(E)(i) (other than a stock split or combination) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder’s Notes and as if such Holder held a number of shares of Common Stock equal to the product of (i) the Conversion Rate in effect on the applicable record date, effective date or Expiration Date, as applicable; and (ii) the aggregate principal amount (expressed in thousands) of Notes held by such Holder on such date.

(2)     Certain Events. Notwithstanding anything to the contrary in the Notes, the Company will not be obligated to adjust the Conversion Rate on account of:

(u)     the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(v)     the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(w)     the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(x)     the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Issue Date;

(y)     a change in the par value of the Common Stock; or

(z)     accrued and unpaid interest on the Notes.

(iii)     Adjustment Deferral. If an adjustment to the Conversion Rate otherwise required by this Section 1.06(E) would result in a change of less than one percent (1%) to the Conversion Rate, then, notwithstanding anything to the contrary in this Section 1.06(E), the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Rate; (ii) the Conversion Date of any Note; and (iii) the fifteenth (15th) calendar day immediately preceding the Maturity Date.

(iv)     Adjustments Not Yet Effective. Notwithstanding anything to the contrary in the Notes, if:

(1)     a Note is to be converted and, on the Conversion Date for such conversion, the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 1.06(E) has occurred on or before such Conversion Date but an adjustment to the Conversion Rate for such event has not yet become effective;

(2)     the Conversion Consideration due upon such conversion consists of any whole shares of Common Stock; and

(3)     such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date.

(v)     Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary in the Notes, if:

(1)     a Conversion Rate adjustment for any event becomes effective on any Ex-Dividend Date pursuant to Section 1.06(E);

(2)     a Note is to be converted;

(3)     the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(4)     the Conversion Consideration due upon such conversion includes any whole shares of Common Stock; and

(5)     the Holder of such Note would be treated, on such record date, as the record holder of such shares of Common Stock based on a Conversion Rate that is adjusted for such event,

then such Conversion Rate adjustment will not be given effect for such conversion. Instead, such Holder will be treated as if such Holder were, as of such record date, the record owner of such shares of Common Stock on an unadjusted basis and will participate in such event.

(vi)     Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Note will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Consideration otherwise payable hereunder upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 1.06(E)(i)(3)(i) on account of such separation as if as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(vii)     Limitation on Effecting Transactions Resulting in Certain Adjustments. The Company will not engage in or be a party to any transaction or event that would require the Conversion Rate to be adjusted pursuant to Section 1.06(E) to an amount that would result in the Conversion Price per share of Common Stock being less than the par value per share of Common Stock.

(viii)     Equitable Adjustments to Last Reported Sale Price. Whenever any provision of the Notes requires the Company to calculate the Last Reported Sale Prices, or any function thereof, over a span of multiple days, the Company will make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any transaction or other event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such transaction or event occurs, at any time during the period when such Last Reported Sale Prices or function thereof is to be calculated.

(ix)     Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest cent (with 0.5 of a cent rounded upward) or to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward), as applicable.

(x)     Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 1.06(E), the Company will promptly provide written notice to the Holders, containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the Conversion Rate in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

(F)     Compliance with Stock Exchange Listing Standards. Notwithstanding anything to the contrary in the Notes, the Company will not engage in any transaction, or take any action, that would require an increase to the Conversion Rate pursuant to Section 1.06(E) without complying with the applicable stockholder approval rules of The NASDAQ Stock Market. The restrictions set forth in the preceding sentence will apply at any time when the Notes are outstanding, regardless of whether the Company then has a class of securities listed on The NASDAQ Stock Market.

(G)     Effect of Certain Recapitalizations, Reclassifications, Consolidations, Mergers and Sales.

(i)     Generally. If there occurs:

(1)     any recapitalization, reclassification or change of the Common Stock (other than (x) changes solely resulting from a subdivision or combination or change only in par value or from par value to no par value or no par value to par value and (y) stock splits and stock combinations that do not involve the issuance of any other series or class of securities);

(2)     any consolidation, merger, combination or binding share exchange involving the Company;

(3)     any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)     any statutory share exchange,

and, in each case, as a result of such occurrence, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities or other property (including cash or any combination of the foregoing) (such an event, a “Common Stock Change Event,” and such other securities or other property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in the Notes, at the effective time of such Common Stock Change Event, the Conversion Consideration due upon conversion of any Note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 1.06 (or in any related definitions) were instead a reference to the same number of Reference Property Units. For these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Reference Property Unit will be deemed to be (x) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify Holders of the weighted average as soon as practicable after such determination is made.

At or before the effective date of such Common Stock Change Event, the Company and the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such instruments or agreements that will (x) provide for subsequent conversions of Notes in the manner set forth in this Section 1.06(G); (y) provide for subsequent adjustments to the Conversion Rate pursuant to Section 1.06(E) in a manner consistent with this Section 1.06(G); and (z) contain such other provisions as the Company in good faith determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 1.06(G). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such instruments or agreements and such instruments or agreements will contain such additional provisions the Company reasonably determines are appropriate to preserve the economic interests of the Holders.

(ii)     Notice of Common Stock Change Events. As soon as practicable after learning the anticipated or actual effective date of any Common Stock Change Event, the Company will provide written notice to the Holders of such Common Stock Change Event, including a brief description of such Common Stock Change Event, its anticipated effective date and a brief description of the anticipated change in the conversion right of the Notes.

(iii)     Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 1.06(G).

Section 1.07.     Rule 144A Information; Exchange Act reports.

(A)     Rule 144A Information. The Company covenants and agrees that it shall, during any period in which it is not subject to Section 13 or 15(d) of the Exchange Act and the Notes or any shares of Common Stock issuable upon conversion thereof are “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act), make available to any Holder or beneficial holder of such Notes, or any holder of such shares, and any prospective purchaser of such Notes or shares designated by such Holder or holder, the information required pursuant to Rule 144A(d)(4) under the Securities Act upon the request of such Holder or holder, all to the extent required to enable such Holder or holder to sell such Notes or shares without registration under the Securities Act pursuant to Rule 144A under the Securities Act. The Company shall take such further action as any such Holder or holder may reasonably request to the extent required from time to time to enable such Holder or holder to sell such Notes or shares in accordance with Rule 144A under the Securities Act, as such rule may be amended from time to time.

(B)     Exchange Act Reports. The Company shall deliver to Holders of the Notes within fifteen (15) days after the same is required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (after giving effect to any grace periods provided under the Exchange Act). Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered to Holders for purposes of this Section 1.07(B) at the time such documents are filed via the EDGAR system (or such successor). Notwithstanding anything to the contrary in this Section 1.07(B), in no event will this Section 1.07(B) require the Company to deliver or otherwise provide any information for which it is seeking, or has received, confidential treatment from the Commission.

Section 1.08.     Subordination.

This Note is subject in all respects to the Subordination Agreement, dated December 17, 2015, by and among the Holders and Hercules Technology Growth Capital, Inc. (the “Subordination Agreement”) In the case of any conflict or inconsistency between any terms of this Note, on the one hand, and any of the terms and provisions of the Subordination Agreement, on the other hand, then the terms and provisions of the Subordination Agreement will control.

Section 1.09.     Security Agreement.

The Notes are secured pursuant to the terms of the Security Agreement.

Section 1.10.     Additional Interest.

(A)     Accrual of Additional Interest. If, at any time during the six (6) month period beginning on, and including, the date that is six (6) months after the Last Original Issue Date of any Note, the Company fails to timely file any report (other than Form 8-K reports) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (after giving effect to all applicable grace periods thereunder), then additional interest (“Additional Interest”) will accrue on such Note for each day during such period on which such failure is continuing. For purposes of this Note, the term “interest” includes Additional Interest, unless the context requires otherwise.

(B)     Amount and Payment of Additional Interest. Any Additional Interest that accrues on a Note pursuant to Section 1.10(A) will (i) be payable in arrears on each Payment Date; (ii) accrue at a rate per annum equal to one quarter of one percent (0.25%) of the principal amount of such Note; and (iii) be computed on the basis of a 360-day year comprised of twelve 30-day months; provided, however, that (x) for purposes of the Subordination Agreement only (and not for purposes of this Note), Additional Interest will be deemed to be principal amounts on such Note; and (y) if the Subordination Agreement prohibits the payment of any Additional Interest on such Note on any date in accordance with this clause (B), then such Additional Interest will not be paid on such date and Additional Interest will continue to accrue on the principal amount (excluding such Additional Interest, for the avoidance of doubt) of such Note and be paid on the first date when such payment is no longer prohibited by the Subordination Agreement.

Section 1.11.     Successors.

The Company will not consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person (a “Business Combination Event”), unless either (A) the resulting, surviving or transferee Person is the Company or (B) all outstanding principal and interest due on this Notes are paid immediately prior to the closing of such Business Combination Event.

Section 1.12.     Defaults and Remedies

(A)     Events of Default.

(i)     Definition of Events of Default. “Event of Default” means the occurrence of any of the following:

(1)     a default in the payment when due (whether at maturity or otherwise) of the principal of any Note, regardless of whether such payment is prohibited by Section 1.08 and the Subordination Agreement;

(2)     a default for thirty (30) consecutive days in the payment when due of interest on any Note, regardless of whether such payment is prohibited by Section 1.08 and the Subordination Agreement;

(3)     a default in the Company’s obligation to convert a Note in accordance with Section 1.06 upon the exercise of the conversion right with respect thereto;

(4)     a default in the Company’s obligations under Section 1.11;

(5)     a default in any of the Company’s obligations or agreements under the Notes (other than a default set forth in clause (1), (2), (3) or (4) of this Section 1.12(A)(i)), the Security Agreement or the Subordination Agreement, in each case where such default continues for sixty (60) days after written notice to the Company by Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that the such notice is a “Notice of Default”;

(6)     the occurrence of an “Event of Default” (as defined in the Hercules Loan and Security Agreement);

(7)     a default by the Company or any of its Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least Five Hundred Thousand Dollars ($500,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such indebtedness exists as of the Issue Date or is thereafter created, where such default:

(A)     constitutes a failure to pay the principal of, or premium or interest on, any of such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case after the expiration of any applicable grace period]; or

(B)     results in such indebtedness becoming or being declared due and payable before its stated maturity;

(8)     the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(A)     commences a voluntary case or proceeding;

(B)     consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)     consents to the appointment of a custodian of it or for any substantial part of its property;

(D)     makes a general assignment for the benefit of its creditors;

(E)     takes any comparable action under any foreign Bankruptcy Law; or

(F)     generally is not paying its debts as they become due; or

(9)     a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(A)     is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(B)     appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(C)     orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(D)     grants any similar relief under any foreign Bankruptcy law,

and, in each case under this Section 1.12(A)(i)(9), such order or decree remains unstayed and in effect for at least sixty (60) days.

(B)     Acceleration.

(i)     Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 1.12(A)(i)(8) or Section 1.12(A)(i)(9) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any Person. For the avoidance of doubt, payments of accelerated amounts under this Note will be subject to the Subordination Agreement.

(ii)     Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 1.12(A)(i)(8) or Section 1.12(A)(i)(9) with respect to the Company and not solely with respect to a Significant Subsidiary of the Company) occurs and is continuing, then Holders of a majority of the aggregate principal amount of Notes then outstanding, by notice to the Company, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. For the avoidance of doubt, payments of accelerated amounts under this Note will be subject to the Subordination Agreement.

(C)     Rescission of Acceleration. Notwithstanding anything to the contrary in the Notes, the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company, may, on behalf of all Holders, rescind any acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (except the non-payment of principal of, or interest on, the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

(D)     Waiver of Past Defaults. An Event of Default pursuant to clause (1), (2), (3) or (5) of Section 1.12(A)(i) (that, in the case of clause (5) only, results from a Default under any covenant that cannot be amended without the consent of each affected Holder), and a Default that could lead to such an Event of Default, can be waived only with the consent of each affected Holder. Each other Default or Event of Default may be waived, on behalf of all Holders, by the Holders of a majority in aggregate principal amount of the Notes then outstanding. If an Event of Default is so waived, then it will cease to exist. If a Default is so waived, then it will be deemed to be cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any right arising therefrom.

(E)     Absolute Right of Holders to Receive Payment and Conversion Consideration. Notwithstanding anything to the contrary in the Notes (but, for the avoidance of doubt, subject to the Subordination Agreement), the right of each Holder of a Note to receive payment or delivery, as applicable, of the principal of, or any interest on, or the Conversion Consideration due pursuant to Section 1.06 upon conversion of, such Note on or after the respective due dates therefor provided in the Notes, or to bring suit for the enforcement of any such payment or delivery on or after such respective due dates, will not be impaired or affected without the consent of such Holder.

Section 1.13.     Amendments, Supplements and Waivers

(A)     Without the Consent of Holders.

Notwithstanding anything to the contrary in Section 1.13(B), the Company may amend or supplement the Notes without the consent of any Holder to:

(i)     cure any ambiguity or correct any omission, defect or inconsistency;

(ii)     add guarantees with respect to the Company’s obligations under the Notes;

(iii)     add to the Company’s covenants or Events of Default for the benefit of the Holders or surrender any right or power conferred on the Company;

(iv)     provide for the assumption of the Company’s obligations under the Notes pursuant to, and in compliance with, Section 1.11;

(v)     enter into instruments or agreements pursuant to, and in accordance with, Section 1.06(G) in connection with a Common Stock Change Event; or

(vi)     make any other change to the Notes that does not, individually or in the aggregate with all other such changes, adversely affect the rights of the Holders.

(B)     With the Consent of Holders.

(i)     Generally. Subject to Sections Section 1.13(A), Section 1.12(D) and Section 1.12(E) and the immediately following sentence, the Company may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, amend or supplement the Notes or waive compliance with any provision of the Notes. Notwithstanding anything to the contrary in the foregoing sentence, without the consent of each affected Holder, no amendment or supplement to the Notes, or waiver of any provision of the Notes, may:

(1)     reduce the principal, or extend the stated maturity, of any Note;

(2)     reduce the rate, or extend the time for the payment, of interest on any Note;

(3)     make any change that adversely affects the conversion rights of any Note;

(4)     impair the rights of any Holder set forth in Section 1.12(E);

(5)     change the subordination of the Notes in any manner that is adverse to the Holders;

(6)     make any note payable in money, or at a place of payment, other than that stated in the Note;

(7)     reduce the amount of Notes whose Holders must consent to any amendment, supplement, waiver or other modification; or

(8)     make any direct or indirect change to any amendment, supplement, waiver or modification provision of the Notes that requires the consent of each affected Holder.

(ii)     Holders Need Not Approve the Particular Form of any Amendment. A consent of any Holder pursuant to this Section 1.13(B) need approve only the substance, and not necessarily the particular form, of the proposed amendment, supplement or waiver.

Section 1.14.     Notice of Amendments, Supplements and Waivers.

Promptly after any amendment, supplement or waiver pursuant to Section 1.13(A) or Section 1.13(B) becomes effective, the Company will send to the Holders written notice that (A) describes the substance of such amendment, supplement or waiver in reasonable detail and (B) states the effective date thereof. The failure to send, or the existence of any defect in, such notice will not impair or affect the validity of such amendment, supplement or waiver.

(A)     Revocation, Effect and Solicitation of Consents; Special Record Dates; Etc.

(i)     Revocation and Effect of Consents. The consent of a Holder of a Note to an amendment, supplement or waiver will bind (and constitute the consent of) each subsequent Holder of any Note to the extent the same evidences any portion of the same indebtedness as the consenting Holder’s Note, subject to the right of any Holder of a Note to revoke (if not prohibited pursuant to Section 1.14(A)(ii)) any such consent with respect to such Note by delivering written notice of revocation to the company before the time such amendment, supplement or waiver becomes effective.

(ii)     Special Record Dates. The Company may, but is not required to, fix a record date for the purpose of determining the Holders entitled to consent or take any other action in connection with any amendment, supplement or waiver pursuant to this Section 1.13. If a record date is fixed, then, notwithstanding anything to the contrary in Section 1.14(A)(i), only Persons who are Holders as of such record date (or their duly designated proxies) will be entitled to give such consent, to revoke any consent previously given or to take any such action, regardless of whether such Persons continue to be Holders after such record date; provided, however, that no such consent will be valid or effective for more than one hundred and twenty (120) calendar days after such record date.

(iii)     Solicitation of Consents. For the avoidance of doubt, each reference in the Notes to the consent of a Holder will be deemed to include any such consent obtained in connection with a repurchase of, or tender or exchange offer for, any Notes.

(iv)     Effectiveness and Binding Effect. Each amendment, supplement or waiver pursuant to Section 1.13 will become effective in accordance with its terms and, when it becomes effective with respect to any Note (or any portion thereof), will thereafter bind every Holder of such Note (or such portion).

(B)     Notations and Exchanges. If any amendment, supplement or waiver changes the terms of a Note, then the Company may, in its discretion, require the Holder of such Note to deliver such Note to the Company so that the Company may place an appropriate notation on such Note and return such Note to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Note, issue, execute and deliver a new Note that reflects the changed terms. The failure to make any appropriate notation or issue a new Note will not impair or affect the validity of such amendment, supplement or waiver.

Section 1.15.     Replacement Notes.

If a Holder of any Note claims that such Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder thereof to provide such security or n indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if such Note is replaced.

Section 1.16.     Notices.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

ReachLocal, Inc.

21700 Oxnard Street

Suite 1600

Woodland Hills, CA 91367

Attention: Chief Financial Officer

The Company, by notice to the Holders, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. The failure to mail a notice or communication to a Holder, or any defect in such notice or communication, will not affect its sufficiency with respect to any other Holder.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section 1.17.     No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting any Note, each Holder waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Notes.

Section 1.18.     Successors.

All agreements of the Company in the Notes will bind its successors.

Section 1.19.     Severability.

If any provision of the Notes is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of the Notes will not in any way be affected or impaired thereby.

Section 1.20.     Headings, Etc.

The headings of the Articles and Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section 1.21.     Governing Law; Waiver of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS NOTE. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTES.

Section 1.22.     Submission to Jurisdiction.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to the Notes may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

CONVERSION NOTICE

REACHLOCAL, INC.

4.00% Convertible Second Lien Subordinated Notes

Subject to the terms of the Notes, by executing and delivering this Conversion Notice, the undersigned Holder of the Note identified below directs the Company to convert (check one):

☐	the entire principal amount of

☐	$ aggregate principal amount of

the Note identified by Certificate No.                      .

Date:
(Legal Name of Holder)

By:
Name:
Title: